Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Vascular Solutions, Inc. for the registration of 888,900 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the consolidated financial statements and schedule of Vascular Solutions, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/   ERNST & YOUNG LLP

Minneapolis, Minnesota
April 5, 2004